Exhibit 99.1

Press Release November 12, 2007

Platinum Research Organization Reports Third Quarter Results

DALLAS, November 12, 2007 — Platinum Research Organization (PLRO.OB – www.platinumresearch.com), today reported third quarter and nine-month results for the period ended September 30, 2007.

The Company recorded a net loss of $914,782 for the three month period ended September 30, 2007, an increase of $374,196 over the net loss of $540,586 recorded for the same period a year ago. SG&A expenses, which increased $446,410 during the same three month period, were the principal reason for the increased net loss. This increase in SG&A for the period was due mainly to : higher product evaluation and technical support costs as a result of increased testing and product evaluation efforts at the University of Texas at Arlington ; costs associated with registering our products in the European Union; higher legal and professional fees driven by higher product and technology consultant costs; higher public and investor relations costs; and higher salaries as a result of the expensing of stock options in 2007 and the hiring of a new Chief Financial Officer in April.

As of September 30, 2007 the Company had total cash on hand of $3,981,221 of which $1,585,598 was restricted cash. The Company also had $359,269 in current liabilities and $6,000,000 in long-term debt.

The Company filed today with the SEC its form 10-QSB.

COMPANY PROGRESS

CEO Cork Jaeger commented “In April of this year PRO announced a comprehensive business plan that highlighted 7 key business goals for 2007. I am very pleased with the progress we have made to date toward achieving these goals and would like to share with you some of the highlights.”

1.)	Develop Strategic Marketing Alliance in Grease Market

PRO has entered into a global exclusive marketing agreement with R.T. Vanderbilt to sell TechrobondTM directly to grease manufacturers. Most importantly, the company has developed its first commercial product, TechrobondTM 280, which is being marketed immediately without registration hurdles. We are working aggressively with RT Vanderbilt and our contract manufacturing partner to introduce this product to the Grease marketplace.

2.)	Domestic and Global Product Registration

PRO has received EPA approval for F-ZDDP in the US and has begun testing under a contract with a Swiss laboratory for the registration of F-ZDDP in the European Union (EU). This testing will also facilitate the registration of PRO products in other key foreign jurisdictions.

3.)	Engine Oil Optimization

PRO is in the final stage of the optimization process and lab testing of engine oil for live engine testing in conjunction with two (2) industry partners.

4.)	Acquisitions

This goal is a 2009 goal for PRO as we focus our current efforts on commercialization of our products.

5.)	Development of Manufacturing Capabilities

PRO is continuing its plans to develop a pilot plant in Tulsa, Oklahoma for the production of F-ZDDP.

PRO has entered into an agreement with Chem Technologies in Middlefield, Ohio to produce Techrobond 280™. Successful pilot runs of T-280™ have been completed and tested.

6.)	Improve Product Development Cycle

PRO has acquired testing equipment which will substantially improve product testing and the product development cycle resulting in faster time-to-market for our products.

7.)	Development of Next Generation Products and Technologies

PRO has a continuous and on-going research effort in the pursuit of next generation technologies and a comprehensive proof of concept testing program on specific coatings applications at the University of Texas at Arlington.

PRO has recently filed two (2) US provisional patent applications and one (1) continuation-in-part filing.

CEO Cork Jaeger continued, “Our goal continues to be to make PRO the leader in the design of patented, high performance lubricants and coatings. I am most pleased with the efforts of our management team and technical experts and the progress they have made towards achievement of our 2007 business goals. Specifically, I am excited about the progress we have made towards bringing our new product, TechroBond™ 280, to market.”

About Platinum Research Organization Inc. (PRO)

PRO designs, develops and commercializes patented, high performance additives for lubricants and coatings. The Company’s proprietary additive, TechroBond™, offers substantial economic, performance and environmental advantages over those now used. In engine oils, TechroBond will extend the life of catalytic converters, thereby reducing harmful emissions; it increases the anti-wear performance of industrial greases while reducing their cost; and in coatings and paints, TechroBond may replace environmentally hazardous materials. PRO’s formulations and processes are protected by a series of U.S. patents,

Trademarks: TechroBond is a trademark of Platinum Research Organization Inc. All other trademarks are the properties of their respective owners.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements about the future performance of the company, economic trends, and other forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including and without limitation, continued acceptance of the company products, increased levels of competition for the company, new products and technological changes, the company’s dependence on third-party suppliers, and other risks detailed from time to time in the company’s periodic reports filed with the Securities and Exchange Commission. The company provides no assurance regarding the actual outcome of the events contemplated by any forward-looking statements included in this release and the company assumes no obligation to update any such forward looking statements.

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PRO Investor Relations Contact:

Charles Moskowitz, FOCUS Partners, cm@focuspartners.com, 617-633-2259

PRO Media Contact:

Barbara Hyman, Hopkins & Associates, barbara@hopkinspr.com, 214-828-0066